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                            September 16, 2021

       Richard Russell
       Chief Financial Officer
       LM Funding America, Inc.
       1200 West Platt Street, Suite 100
       Tampa, FL 33606

                                                        Re: LM Funding America,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed September 9,
2021
                                                            File No. 333-259423

       Dear Mr. Russell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.





                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance